Exhibit 99.2

SECOND QUARTER 2021
FINANCIAL RESULTS AND SHAREHOLDER LETTER

A LETTER FROM OUR CHAIRMAN AND CEO

RH REPORTS RECORD SECOND QUARTER RESULTS AND RAISES FISCAL 2021 OUTLOOK

SECOND QUARTER 2021 HIGHLIGHTS

Q2 GAAP NET REVENUES INCREASED 39% TO $989M VS. $709M LY
Q2 ADJUSTED NET REVENUES INCREASED 39% TO $989M VS. $710M LY

Q2 GAAP GROSS MARGIN INCREASED 240 BASIS POINTS TO 49.3% VS. 46.9% LY
Q2 ADJUSTED GROSS MARGIN INCREASED 180 BASIS POINTS TO 49.3% VS. 47.5% LY

Q2 GAAP OPERATING MARGIN INCREASED 590 BASIS POINTS TO 25.2% VS. 19.3% LY
Q2 ADJUSTED OPERATING MARGIN INCREASED 480 BASIS POINTS TO 26.6% VS. 21.8% LY

Q2 GAAP NET INCOME INCREASED 130% TO $227M VS. $98M LY
Q2 ADJUSTED NET INCOME INCREASED 105% TO $252M VS. $123M LY

Q2 GAAP DILUTED EPS INCREASED 91% TO $7.09 VS. $3.71 LY Y
Q2 ADJUSTED DILUTED EPS INCREASED 73% TO $8.48 VS. $4.90 LY

Q2 FREE CASH FLOW OF $95M

Please see the tables below for reconciliations of all GAAP to non-GAAP measures referenced in this press release.

TO OUR PEOPLE, PARTNERS, AND SHAREHOLDERS,

We are pleased to report another quarter of record results with adjusted net revenues increasing 39% to $989 million versus $710 million a year ago, and up 40% compared to the second quarter of 2019.

RH continues to set a new standard for financial performance in the home furnishings industry and our results now reflect those of the luxury sector as adjusted operating margin reached 26.6% versus 21.8% last year. We generated $263 million of adjusted operating income in the quarter, up 70% compared to $155 million a year ago.

Adjusted net income increased 105% to $252 million and adjusted diluted earnings per share reached $8.48 versus $4.90 in the second quarter of last year.

This year’s adjusted net income benefited from an unusually low tax rate of 1.3% versus 16.1% a year ago due to an increase of stock options exercised in the quarter and the nearly 3x increase in our average stock price. If our tax rate in the second quarter was comparable to last year, adjusted diluted earnings per share would have been $7.21, an increase of 47% versus $4.90 in the second quarter of 2020.

We generated $290 million of adjusted EBITDA in the quarter and $95 million of free cash flow. The second quarter ended with total net debt of $296 million and trailing twelve months adjusted EBITDA of $1 billion, a new milestone for RH.

While inventory on the balance sheet increased 32% to $646 million, inventory on hand was $400 million, up 12% to last year, as in-transit inventory of $163 million increased 85% compared to a year ago.

RAISING FISCAL 2021 OUTLOOK

Based on the continued strength of our business and the power of our operating model we are once again raising our outlook for fiscal 2021. We now expect revenue growth of 31% to 33% versus our prior outlook of 25% to 30% and adjusted operating margin in the range of 24.9% to 25.5%, versus our prior outlook of 23.5% to 24.3%. We are also raising our ROIC outlook for the year to 70% versus our prior outlook of 60%.

1	SECOND QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

Our demand growth has accelerated during the third quarter on a two-year basis and has continued to build momentum despite cycling the most difficult comparisons from a year ago and the continued supply chain challenges that have been amplified by the spread of the Delta variant.

We believe the data and current trends support the argument of a more long-term and sustainable step change in consumer spending on the home. An important point to consider when analyzing the strong demand in the housing market is the migration of consumers to larger suburban and second homes. This trend is resulting in substantial square footage growth that is driving increased furniture and furnishings demand. Add to that, historically low interest rates, a record stock market and the reopening of several large parts of the economy, and elevated spending on the home could have a very long tail.

Looking forward, several factors lead us to believe fiscal 2022 is shaping up to be the most exciting year on record for the RH brand as we are planning:

●	The largest new product cycle in our history, highlighted by the launch of RH Contemporary in the Spring of 2022, plus our latest RH Interiors & RH Modern Source Books which have not been mailed since the Spring of 2020.

●	The opening of RH England, The Gallery at the Historic Aynhoe Park, a magical 73-acre estate designed in 1615 by the legendary English architect Sir John Soane that will introduce RH to the UK in a dramatic and unforgettable fashion.

●	The unveiling of our first RH Guesthouse in New York, a revolutionary new hospitality concept for travelers seeking privacy and luxury in the $200 billion North American hotel market.

●	The launch of The World of RH, a digital portal presenting our integrated ecosystem of products, places, services and spaces all designed to elevate the RH brand and communicate our authority as a thought leader, taste and place maker.

As it relates to the ongoing supply chain challenges, the Vietnamese government recently ordered a shutdown of manufacturing facilities due to the rapid spread of the Delta variant. This began with partial shutdowns in early July and expanded to full factory closures by late July. We are currently expecting manufacturing to restart in Vietnam in October with production ramping to full capacity by the end of the year.

Additionally, suppliers globally continue to experience a number of challenges, including sourcing raw materials, and we are seeing price increases in the majority of our product categories. Shipping also continues to be a headwind with longer transit times and higher transportation costs.

As a result of our accelerating demand trends and compounding supply chain challenges, we are delaying the launch of RH Contemporary until Spring of 2022. Additionally, we are pushing out the mailing of our Fall Source Books to enable manufacturing partners to focus on reducing the backlog of core products, while ramping and refining production of new collections to meet our elevated quality standards.

Based on similar supply challenges and the uncertainty of how the Delta variant will impact the hospitality industry this Winter, we have made the decision to delay the opening of our first RH Guesthouse in New York City until Spring of 2022.

Our plans to open new Design Galleries with integrated hospitality in Chicago, Jacksonville and San Francisco this Fall remain intact.

THE LONG VIEW: THE RH BUSINESS VISION & ECOSYSTEM

We believe, “There are those with taste and no scale, and those with scale and no taste,” and the idea of scaling taste is large and far reaching.

Our goal to position RH as the arbiter of taste for the home, has proven to be both disruptive and lucrative, as we continue our quest to build one of the most admired brands in the world.

Our brand attracts the leading designers, artisans, and manufacturers, scaling and rendering their work more valuable across our integrated platform, enabling RH to curate the most compelling collection of luxury home products on the planet.

Our efforts to elevate and expand our collection will continue with the introductions of RH Contemporary, RH Couture, RH Bespoke, RH Color, RH Antiques & Artifacts, RH Atelier and other new collections scheduled to launch over the next decade.

Our plan to open immersive Design Galleries in every major market will unlock the value of our vast assortment, generating revenues of $5 to $6 billion in North America, and $20 to $25 billion globally.

2	SECOND QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

Our strategy is to move the brand beyond curating and selling product to conceptualizing and selling spaces, by building an ecosystem of products, places, services and spaces that establish the RH brand as a global thought leader, taste and place maker.

Our products are elevated and rendered more valuable by our architecturally inspiring Galleries which are further elevated and rendered more valuable by our interior design services and seamlessly integrated hospitality experience.

Our hospitality efforts will continue to elevate the RH brand as we extend beyond the four walls of our Galleries into RH Guesthouses where our goal is to create a new market for travelers seeking privacy and luxury in the $200 billion North American hotel industry. Additionally, we are creating bespoke experiences like RH Yountville, an integration of Food, Wine, Art & Design in the Napa Valley, RH1 & RH2, our private jets, and RH3, our luxury yacht that is available for charter in the Caribbean and Mediterranean where the wealthy and affluent visit and vacation. These immersive experiences expose new and existing customers to our evolving authority in architecture, interior design and landscape architecture.

This leads to our long-term strategy of building the world’s first consumer-facing architecture, interior design, and landscape architecture services platform inside our Galleries, elevating the RH brand and amplifying our core business by adding new revenue streams while disrupting and redefining multiple industries.

Our strategy comes full circle as we begin to conceptualize and sell spaces, moving beyond the $170 billion home furnishings market into the $1.7 trillion North American housing market with the launch of RH Residences − fully furnished luxury homes, condominiums and apartments with integrated services, that deliver taste and time value to discerning time starved consumers.

Our ecosystem of products, places, services and spaces inspires customers to dream, design, dine, travel, and live in a world thoughtfully curated by RH, creating an emotional connection unlike any other brand in the world.

The entirety of our strategy is designed to come to life digitally as we launch The World of RH, an online portal where customers can explore and be inspired by the depth and dimension of our brand.

Our authority as an arbiter of taste will be further amplified when we introduce RH Media, a content platform that will celebrate the most innovative and influential leaders who are shaping the world of architecture and design.

Our plan to expand the RH ecosystem globally multiplies the market opportunity to $7 to $10 trillion, one of the largest and most valuable addressed by any brand in the world today. A one percent share of the global market represents a $70 to $100 billion opportunity.

Taste can be elusive, and we believe no one is better positioned than RH to create an ecosystem that makes taste inclusive, and by doing so, elevating and rendering our way of life more valuable.

THE “RIGHT” PEOPLE ARE OUR GREATEST ASSET

At RH, we believe deeply that the “right” people are our greatest asset. We value people with high energy, who have the ability to energize others. People who are smart, creative and have a point of view. People who see the answer in every problem, versus those who see the problem in every answer. People who are driven, determined, and won’t take no for an answer. We value team players, people who are more concerned with what’s right, rather than who’s right.

DeMonty Price, our Chief Operating, Service and Values Officer often says, “The right people are our greatest asset, and the wrong people are our greatest liability.” He also reminds us that the “right” people are a reflection of all eleven tenets of our People Value above.

I want to thank all the “right” people who bring our vision and values to life each and every day. The eleven out of eleven’s as DP would call them.

Thank you for your energy, your point of view, for not taking no for an answer and for being more concerned with what’s right rather than who’s right, as we continue our quest to become one of the most admired brands in the world.

Carpe Diem,

3	SECOND QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

Note: Demand is an operating metric that we use in reference to the dollar value of orders placed (orders convert to net revenue upon a customer obtaining control of the merchandise), and excludes exchanges and shipping fees. RH Core demand represents the demand generated from the RH brand excluding RH Baby & Child, RH Teen, RH Contract, RH Hospitality, RH Outlet, Membership and Waterworks. Total Company demand represents the demand generated from all of our businesses, inclusive of sales from RH Outlet and RH Hospitality.

“ROIC” refers to return on invested capital. We define ROIC as adjusted operating income after-tax for the most recent twelve-month period, divided by the average of beginning and ending debt and equity less cash and equivalents as well as short and long-term investments for the most recent twelve- month period. ROIC is not a measure of financial performance under GAAP, and should be considered in addition to, and not as a substitute for other financial measures prepared in accordance with GAAP. Our method of determining ROIC may differ from other companies’ methods and therefore may not be comparable.

4	SECOND QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

NON-GAAP FINANCIAL MEASURES

To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses the following non-GAAP financial measures: adjusted net revenue, adjusted operating income, adjusted net income or adjusted net earnings, adjusted diluted earnings per share, adjusted diluted net income per share, ROIC or return on invested capital, free cash flow, adjusted operating margin, adjusted gross margin, adjusted gross profit, adjusted SG&A, EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin (collectively, “non-GAAP financial measures”). We compute these measures by adjusting the applicable GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by senior leadership in its financial and operational decision making. The non-GAAP financial measures used by the Company in this release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

5	SECOND QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of the federal securities laws, including without limitation, statements regarding our belief that RH continues to set a new standard for financial performance in the home furnishings industry; our expectations of revenue growth, adjusted operating margin and ROIC for fiscal 2021; our belief that the data and current trends support the argument of a more long-term and sustainable step change in consumer spending on the home; statements regarding the migration trend of consumers to larger suburban and second homes which is resulting in substantial square footage growth that is driving increased furniture and furnishings demand; our belief that elevated spending on the home could have a very long tail; our statement that several factors lead us to believe fiscal 2022 is shaping up to be the most exciting year on record for the RH brand as we are planning (i) the largest new product cycle in our history highlighted by the launch of RH Contemporary in the Spring of 2022, plus our latest RH Interiors & RH Modern Source Books, (ii) the opening of RH England, The Gallery at the Historic Aynhoe Park, (iii) the unveiling of our first RH Guesthouse in New York, a revolutionary new hospitality concept, and (iv) the launch of The World of RH, a digital portal designed to elevate the RH brand and communicate our authority as a thought leader, taste and place-maker; our current expectation that manufacturing will restart in Vietnam over the remainder of 2021; our statement that we are seeing price increases in the majority of our product categories; the delay in the launch of RH Contemporary until Spring of 2022 and the delay in the opening of our first RH Guesthouse in New York City until Spring of 2022; the statement that our plans to open new Design Galleries with integrated hospitality in Chicago, Jacksonville and San Francisco this Fall remain intact; our belief that the idea of scaling taste is large and far reaching; our goal to position RH as the arbiter of taste for the home, which has proven to be both disruptive and lucrative; our quest to build one of the most admired brands in the world; the statement that our brand attracts the leading designers, artisans, and manufacturers, scaling and rendering their work more valuable across our integrated platform, enabling RH to curate the most compelling collection of luxury home products on the planet; the statement that our efforts to elevate and expand our collection will continue with the introductions of RH Contemporary, RH Couture, RH Bespoke, RH Color, RH Antiques & Artifacts, RH Atelier and other new collections scheduled to launch over the next decade; the statement that our plan to open immersive Design Galleries in every major market will unlock the value of our vast assortment, generating revenues of $5 to $6 billion in North America, and $20 to $25 billion globally; our strategy to move the brand beyond curating and selling product to conceptualizing and selling spaces, by building an ecosystem of products, places, services and spaces that establish the RH brand as a global thought leader, taste and place maker; the statement that our products are elevated and rendered more valuable by our architecturally inspiring Galleries which are further elevated and rendered more valuable by our interior design services and seamlessly integrated hospitality experience; our hospitality efforts will continue to elevate the RH brand as we extend beyond the four walls of our Galleries into RH Guesthouses where our goal is to create a new market for travelers; statements regarding our creation of bespoke experiences like RH Yountville, RH1 & RH2, and RH3; our long-term strategy of building the world’s first consumer-facing architecture, interior design, and landscape architecture services platform inside our Galleries, elevating the RH brand and amplifying our core business by adding new revenue streams while disrupting and redefining multiple industries; statements regarding moving beyond the $170 billion home furnishings market into the $1.7 trillion North American housing market with the launch of RH Residences; statements regarding our ecosystem of products, places, services and spaces creating an emotional connection unlike any other brand in the world; the statement that our authority as an arbiter of taste will be further amplified when we introduce RH Media, a content platform celebrating the most innovative and influential leaders who are shaping the world of architecture and design; the statement that our plan to expand the RH ecosystem globally multiplies the market opportunity to $7 to $10 trillion, one of the largest and most valuable addressed by any brand in the world today; our belief that no one is better positioned than RH to create an ecosystem that makes taste inclusive, and by doing so, elevating and rendering our way of life more valuable; and any statements or assumptions underlying any of the foregoing.

You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. Important risks and uncertainties that could cause actual results to differ materially from our expectations include, among others: risks related to the global outbreak of the COVID-19 virus including the Delta variant of such virus and any ongoing impact on our business related to the virus; risks related to natural disasters including earthquakes, fire and weather as well as other conditions outside of our control including outbreak of hostilities, war or civil; risks related to our dependence on key personnel and any changes in our ability to retain key personnel; successful implementation of our growth strategy; risks related to the number of new business initiatives we are undertaking; successful implementation of our growth strategy including our real estate transformation and the number of new Gallery locations that we seek to open and the timing of openings; uncertainties in the current performance of our business including a range of risks related to our operations as well as external economic factors; general economic conditions and the housing market as well as the impact of economic conditions on consumer confidence and spending; changes in customer demand for our products; our ability to anticipate consumer preferences and buying trends, and maintaining our brand promise to customers; decisions concerning the allocation of capital; factors affecting our outstanding convertible senior notes or other forms of our indebtedness; changes in consumer spending based on weather and other conditions beyond our control; strikes and work stoppages affecting port workers and other industries involved in the transportation of our products; our ability to obtain our products in a timely fashion or in the quantities required; our ability to employ reasonable and appropriate security measures to protect personal information that we collect; our ability to support our growth with appropriate information technology systems; risks related to our sourcing and supply chain including our dependence on imported products produced by foreign manufacturers and risks related to importation of such products including risks related to tariffs and other similar issues, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and

6	SECOND QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

Results of Operations” in RH’s most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.rh.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

7	SECOND QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RETAIL GALLERY METRICS

(Unaudited)

We operated the following number of Galleries, Outlets and Showrooms:

	JULY 31, 2021	AUGUST 1, 2020
RH
Design Galleries [a]	25	24
Legacy Galleries	37	38
Modern Galleries	1	2
Baby & Child and TEEN Galleries	3	4
Total Galleries	66	68
Outlets [b]	38	38
Waterworks Showrooms	14	15
[a]	As of July 31, 2021 and August 1, 2020, eleven and ten of our Design Galleries included an integrated RH Hospitality experience, respectively.
[b]	Net revenues for outlet stores were $68.3 million and $51.6 million for the three months ended July 31, 2021 and August 1, 2020, respectively. Net revenues for outlet stores were $130.6 million and $63.8 million for the six months ended July 31, 2021 and August 1, 2020, respectively.

T-1	SECOND QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

The following table presents RH Gallery and Waterworks Showroom metrics, and excludes Outlets:

	THREE MONTHS ENDED
	JULY 31, 2021		AUGUST 1, 2020
	COUNT	TOTAL LEASED SELLING SQUARE FOOTAGE	COUNT	TOTAL LEASED SELLING SQUARE FOOTAGE
		(in thousands)		(in thousands)
Beginning of period	82	1,162	84	1,115
RH Design Galleries:
Dallas Design Gallery	1	38.0	—	—
Marin Design Gallery	—	—	1	32.9
Charlotte Design Gallery	—	—	1	32.4
RH Modern Galleries:
Dallas RH Modern Gallery	(1)	(3.9)	—	—
RH Baby & Child and TEEN Galleries:
Santa Monica RH Baby & Child and TEEN Gallery	(1)	(7.3)	—	—
RH Legacy Galleries:
Dallas legacy Gallery	(1)	(8.4)	—	—
Corte Madera legacy Gallery	—	—	(1)	(7.0)
Charlotte legacy Gallery	—	—	(1)	(7.0)
Westport legacy Gallery	—	—	(1)	(6.5)
End of period	80	1,180	83	1,160
Weighted-average leased selling square footage		1,183		1,133
% growth vs. same quarter last year		4%		5%

See the Company’s most recent Form 10-K and Form 10-Q filings for square footage definitions.

Total leased square footage as of July 31, 2021 and August 1, 2020 was approximately 1,580,000 and 1,560,000, respectively.

Weighted-average leased square footage for the three months ended July 31, 2021 and August 1, 2020 was approximately 1,588,000 and 1,525,000, respectively.

T-2	SECOND QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

ESTIMATED DILUTED SHARES OUTSTANDING

(Shares outstanding in millions)

	Q3 2021
Average stock price	$600	$650	$700	$750	$800	$850
Estimated adjusted diluted shares outstanding [a]	29.32	29.58	29.80	29.99	30.16	30.31

	FISCAL 2021
Implied average stock price [b]	$602	$627	$652	$677	$702	$727
Estimated adjusted diluted shares outstanding [a]	29.37	29.50	29.61	29.70	29.79	29.86
[a]	The Q3 2021 adjusted diluted shares outstanding include 1.559 million, 1.699 million, 1.820 million, 1.924 million, 2.016 million and 2.096 million incremental shares at $600, $650, $700, $750, $800 and $850 average share prices, respectively, due to dilution from the convertible notes. The fiscal 2021 adjusted diluted shares outstanding include 1.555 million, 1.625 million, 1.686 million, 1.738 million, 1.784 million and 1.824 million incremental shares at $602, $627, $652, $677, $702 and $727 implied average share prices, respectively, due to dilution from the convertible notes.
[b]	The implied fiscal 2021 average stock price is calculated by averaging (1) the actual average share price of $543.70 for the three months ended May 1, 2021, (2) the actual average share price of $663.30 for the three months ended July 31, 2021 and (3) an estimated average stock price for the remainder of fiscal 2021, as noted above.

Note: The table above is intended to demonstrate the impact stock prices could have on our adjusted diluted shares outstanding due to 1) additional in-the-money options, 2) the higher cost of acquired shares under the treasury stock method and 3) dilution resulting from the outstanding convertible senior notes and warrant agreements.

For GAAP purposes, we will incur dilution above the lower strike prices of our 2023 Notes and 2024 Notes of $193.65 and $211.40, respectively. However, no additional shares will be included in our adjusted diluted shares outstanding calculation between $193.65 and $309.84 for our 2023 Notes, and between $211.40 and $338.24 for our 2024 Notes, based on the bond hedge contracts in place that will deliver shares to offset dilution in these ranges. At stock prices in excess of $309.84 and $338.24, we will incur dilution related to the 2023 Notes and 2024 Notes, respectively, and would have an obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges.

The calculation also includes assumptions around the timing and number of options exercises. Actual diluted shares outstanding may differ if actual exercises differ from estimates. The stock option awards outstanding for RH’s Chairman and CEO are included in all of the adjusted diluted shares outstanding scenarios above based on the exercise prices of $46.50, $75.43, $50.00 and $385.30 for the November 2012, July 2013, May 2017 and October 2020 grants, respectively.

T-3	SECOND QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts) (Unaudited)

	THREE MONTHS ENDED				SIX MONTHS ENDED
	JULY 31, 2021	% OF NET REVENUES	AUGUST 1, 2020	% OF NET REVENUES	JULY 31, 2021	% OF NET REVENUES	AUGUST 1, 2020	% OF NET REVENUES
Net revenues	$988,859	100.0%	$709,282	100.0%	$1,849,651	100.0%	$1,192,177	100.0%
Cost of goods sold	501,183	50.7%	376,863	53.1%	954,998	51.6%	660,104	55.4%
Gross profit	487,676	49.3%	332,419	46.9%	894,653	48.4%	532,073	44.6%
Selling, general and administrative expenses	238,688	24.1%	195,851	27.6%	457,777	24.8%	360,052	30.2%
Income from operations	248,988	25.2%	136,568	19.3%	436,876	23.6%	172,021	14.4%
Other expenses
Interest expense—net	13,581	1.4%	19,418	2.8%	26,889	1.4%	39,047	3.2%
Tradename impairment	—	—%	—	—%	—	—%	20,459	1.7%
(Gain) loss on extinguishment of debt	3,166	0.3%	(152)	—%	3,271	0.2%	(152)	—%
Total other expenses	16,747	1.7%	19,266	2.8%	30,160	1.6%	59,354	4.9%
Income before income taxes	232,241	23.5%	117,302	16.5%	406,716	22.0%	112,667	9.5%
Income tax expense	3,009	0.3%	18,879	2.6%	44,733	2.4%	17,456	1.5%
Income before equity method investments	229,232	23.2%	98,423	13.9%	361,983	19.6%	95,211	8.0%
Share of equity method investments losses	(2,486)	(0.3)%	—	—%	(4,581)	(0.3)%	—	—%
Net income	$226,746	22.9%	$98,423	13.9%	$357,402	19.3%	$95,211	8.0%
Weighted-average shares used in computing basic net income per share	21,166,638		19,386,115		21,084,941		19,314,479
Basic net income per share	$10.71		$5.08		$16.95		$4.93
Weighted-average shares used in computing diluted net income per share	31,979,098		26,564,705		31,594,555		25,383,730
Diluted net income per share	$7.09		$3.71		$11.31		$3.75

T-4	SECOND QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands) (Unaudited)

	JULY 31,	JANUARY 30,	AUGUST 1,
	2021	2021	2020
ASSETS
Cash and cash equivalents	$291,461	$100,446	$17,387
Merchandise inventories	645,987	544,227	487,639
Other current assets	200,368	156,811	116,413
Total current assets	1,137,816	801,484	621,439
Property and equipment—net	1,131,501	1,077,198	1,053,435
Operating lease right-of-use assets	553,834	456,164	404,508
Goodwill and intangible assets	213,716	212,763	191,213
Equity method investments	97,412	100,603	—
Deferred tax assets and other non-current assets	332,873	250,101	235,814
Total assets	$3,467,152	$2,898,313	$2,506,409
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued expenses	$426,785	$424,422	$340,266
Convertible senior notes due 2023—net	172,141	2,354	—
Convertible senior notes due 2024—net	66,503	—	—
Operating lease liabilities	74,074	71,524	63,866
Deferred revenue, customer deposits and other current liabilities	489,497	423,332	380,848
Total current liabilities	1,229,000	921,632	784,980
Asset based credit facility	—	—	91,600
Equipment promissory notes—net	2,115	14,614	26,047
Convertible senior notes due 2023—net	93,867	282,956	275,837
Convertible senior notes due 2024—net	223,547	281,454	273,100
Non-current operating lease liabilities	542,510	448,169	406,012
Non-current finance lease liabilities	523,797	485,481	492,136
Other non-current obligations	15,458	16,981	28,206
Total liabilities	2,630,294	2,451,287	2,377,918
Mezzanine equity—convertible senior notes	30,515	—	—
Stockholders’ equity	806,343	447,026	128,491
Total liabilities, mezzanine equity and stockholders’ equity	$3,467,152	$2,898,313	$2,506,409

T-5	SECOND QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands) (Unaudited)

	SIX MONTHS ENDED
	JULY 31,	AUGUST 1,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$357,402	$95,211
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	46,556	50,212
Non-cash operating lease cost and finance lease interest expense	48,298	43,084
Tradename, asset impairments and loss on sale leaseback transaction	7,354	34,594
Stock-based compensation expense	25,431	12,689
Accretion of debt discount upon settlement of debt	(5,070)	(84,003)
Other non-cash items	21,505	32,562
Change in assets and liabilities:
Merchandise inventories	(101,641)	(48,984)
Landlord assets under construction—net of tenant allowances	(43,352)	(22,934)
Current and non-current operating lease liability	(38,933)	(18,388)
Deferred revenue and customer deposits	116,492	67,647
Other changes in assets and liabilities	(117,324)	(33,415)
Net cash provided by operating activities	316,718	128,275
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(82,138)	(47,531)
Equity method investments	(1,939)	(3,050)
Proceeds from sale of asset	—	25,006
Net cash used in investing activities	(84,077)	(25,575)
CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings under asset based credit facility	—	91,600
Repayments under promissory and equipment security notes	(11,446)	(5,408)
Debt issuance costs	(3,634)	—
Repayments of convertible senior notes	(28,111)	(215,846)
Other financing activities	223	(3,334)
Net cash used in financing activities	(42,968)	(132,988)
Effects of foreign currency exchange rate translation	92	17
Net increase (decrease) in cash and cash equivalents and restricted cash equivalents	189,765	(30,271)
Cash and cash equivalents and restricted cash equivalents
Beginning of period—cash and cash equivalents	100,446	47,658
Beginning of period—restricted cash equivalents (acquisition related escrow deposits)	6,625	—
Beginning of period—cash and cash equivalents	$107,071	$47,658

End of period—cash and cash equivalents	291,461	17,387
End of period—restricted cash equivalents (acquisition related escrow deposits)	5,375	—
End of period—cash and cash equivalents and restricted cash equivalents	$296,836	$17,387

T-6	SECOND QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CALCULATION OF FREE CASH FLOW

(In thousands) (Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JULY 31,	AUGUST 1,	JULY 31,	AUGUST 1,
	2021	2020	2021	2020
Net cash provided by operating activities	$125,843	$145,143	$316,718	$128,275
Accretion of debt discount upon settlement of debt	4,751	84,003	5,070	84,003
Proceeds from sale of asset	—	25,006	—	25,006
Capital expenditures	(31,887)	(30,899)	(82,138)	(47,531)
Principal payments under finance leases	(3,437)	(2,573)	(7,108)	(4,641)
Equity method investments	(767)	(3,050)	(1,939)	(3,050)
Free cash flow [a]	$94,503	$217,630	$230,603	$182,062
[a]	Free cash flow excludes all non-cash items. Free cash flow is net cash provided by operating activities adjusted by the non-cash accretion of debt discount upon settlement of debt, proceeds from sale of asset, capital expenditures, principal payments under finance leases and equity method investments. Free cash flow is included in this press release because our senior leadership team believes that free cash flow provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business.

CALCULATION OF ADJUSTED CAPITAL EXPENDITURES

(In thousands) (Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JULY 31,	AUGUST 1,	JULY 31,	AUGUST 1,
	2021	2020	2021	2020
Capital expenditures	$31,887	$30,899	$82,138	$47,531
Landlord assets under construction—net of tenant allowances	29,774	15,334	43,352	22,934
Adjusted capital expenditures [a]	$61,661	$46,233	$125,490	$70,465
[a]	We define adjusted capital expenditures as capital expenditures from investing activities and cash outflows of capital related to construction activities to design and build landlord-owned leased assets, net of tenant allowances received.

T-7	SECOND QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME

(In thousands) (Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JULY 31,	AUGUST 1,	JULY 31,	AUGUST 1,
	2021	2020	2021	2020
GAAP net income	$226,746	$98,423	$357,402	$95,211
Adjustments (pre-tax):
Net revenues:
Recall accrual [a]	—	406	—	406
Cost of goods sold:
Recall accrual [a]	—	4,374	—	4,374
Asset impairments [b]	—	—	—	2,350
Selling, general and administrative expenses:
Non-cash compensation [c]	5,864	—	11,728	—
Asset impairments and change in useful lives [b]	7,354	1,339	7,354	7,460
Recall accrual [a]	—	—	500	—
Reorganization related costs [d]	449	2,884	449	7,027
Loss on sale leaseback transaction [e]	—	9,352	—	9,352
Other expenses:
Amortization of debt discount [f]	5,865	11,113	11,846	22,238
(Gain) loss on extinguishment of debt [g]	3,166	(152)	3,271	(152)
Tradename impairment [h]	—	—	—	20,459
Subtotal adjusted items	22,698	29,316	35,148	73,514
Impact of income tax items [i]	(305)	(4,726)	(3,256)	(15,763)
Share of equity method investments losses [j]	2,486	—	4,581	—
Adjusted net income [k]	$251,625	$123,013	$393,875	$152,962
[a]	Represents adjustments to net revenues, cost of goods sold and inventory charges associated with product recalls, as well as accrual adjustments.
[b]	The adjustment to cost of goods sold in the six months ended August 1, 2020 represents inventory reserves related to Outlet inventory resulting from retail closures in response to the COVID-19 pandemic. The adjustment to selling, general and administrative expense in each of the three and six months ended July 31, 2021 represents asset impairments. The adjustment to selling, general and administrative expense in the three months ended August 1, 2020 represents the acceleration of depreciation expense due to a change in the estimated useful lives of certain assets. The adjustment to selling, general and administrative expense in the six months ended August 1, 2020 includes asset impairments of $4.8 million and acceleration of depreciation expense of $2.6 million.
[c]	Represents the amortization of the non-cash compensation charge related to an option grant made to Mr. Friedman in October 2020.
[d]	Represents severance costs and related payroll taxes associated with reorganizations.
[e]	Represents the loss on a sale leaseback transaction related to one of our previously owned Design Galleries.

T-8	SECOND QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

[f]	Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, in accounting for GAAP purposes for the $300 million aggregate principal amount of convertible senior notes that were issued in June and July 2015 (the “2020 Notes”), the $335 million aggregate principal amount of convertible senior notes that were issued in June 2018 (the “2023 Notes”), and the $350 million aggregate principal amount of convertible senior notes that were issued in September 2019 (the “2024 Notes”), we separated the 2020 Notes, 2023 Notes and 2024 Notes into liability (debt) and equity (conversion option) components and we are amortizing as debt discount an amount equal to the fair value of the equity components as interest expense on the 2020 Notes, 2023 Notes and 2024 Notes over their expected lives. The equity components represent the difference between the proceeds from the issuance of the 2020 Notes, 2023 Notes and 2024 Notes and the fair value of the liability components of the 2020 Notes, 2023 Notes and 2024 Notes, respectively. Amounts are presented net of interest capitalized for capital projects of $2.9 million and $1.3 million during the three months ended July 31, 2021 and August 1, 2020, respectively. Amounts are presented net of interest capitalized for capital projects of $5.6 million and $3.1 million during the six months ended July 31, 2021 and August 1, 2020, respectively. The 2020 Notes matured on July 15, 2020 and did not impact amortization of debt discount post-maturity.
[g]	The adjustment in each of the three and six months ended July 31, 2021 represents a loss on extinguishment of debt for a portion of the 2023 Notes that were early converted at the option of the noteholders. The adjustment in each of the three and six months ended August 1, 2020 represents a gain on extinguishment of debt of upon the maturity and settlement of the 2020 Notes in July 2020.
[h]	Represents tradename impairment related to the Waterworks reporting unit.
[i]	The adjustment for the three and six months ended July 31, 2021 is based on an adjusted tax rate of 1.3% and 9.3%, respectively, which excludes the tax impact associated with our share of equity method investments losses. The adjustment for the three months ended August 1, 2020 is based on our effective tax rate of 16.1%. The adjustment for the six months ended August 1, 2020 is based on an adjusted tax rate of 17.8%, which excludes the tax impact associated with the Waterworks reporting unit tradename impairment recorded in the first quarter of fiscal 2020.
[j]	Represents our proportionate share of the losses of our equity method investments.
[k]	Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as consolidated net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net income is included in this press release because our senior leadership team believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

T-9	SECOND QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF DILUTED NET INCOME PER SHARE TO
ADJUSTED DILUTED NET INCOME PER SHARE

(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JULY 31,	AUGUST 1,	JULY 31,	AUGUST 1,
	2021	2020	2021	2020
Diluted net income per share	$7.09	$3.71	$11.31	$3.75
Pro forma diluted net income per share [a]	$7.65	$3.92	$12.17	$3.91
Per share impact of adjustments (pre-tax) [b]:
Amortization of debt discount	0.20	0.44	0.40	0.91
Non-cash compensation	0.20	—	0.40	—
Asset impairments and change in useful lives	0.25	0.05	0.25	0.40
(Gain) loss on extinguishment of debt	0.10	(0.01)	0.11	(0.01)
Reorganization related costs	0.02	0.12	0.02	0.30
Recall accrual	—	0.19	0.02	0.20
Tradename impairment	—	—	—	0.84
Loss on sale leaseback transaction	—	0.38	—	0.38
Subtotal adjusted items	0.77	1.17	1.20	3.02
Impact of income tax items [b]	(0.01)	(0.19)	(0.11)	(0.65)
Share of equity method investments losses [b]	0.07	—	0.15	—
Adjusted diluted net income per share [c]	$8.48	$4.90	$13.41	$6.28
[a]	For GAAP purposes, we incur dilution above the lower strike prices of our 2020 Notes, 2023 Notes and 2024 Notes of $118.13, $193.65 and $211.40, respectively. However, we exclude from our adjusted diluted shares outstanding calculation the dilutive impact of the convertible notes between $118.13 and $189.00 for our 2020 Notes, between $193.65 and $309.84 for our 2023 Notes, and between $211.40 and $338.24 for our 2024 Notes, based on the bond hedge contracts in place that will deliver shares to offset dilution in these ranges. At stock prices in excess of $189.00, $309.84 and $338.24, we incur dilution related to the 2020 Notes, 2023 Notes and 2024 Notes, respectively, and we would have an obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges. Pro forma diluted net income per share for the three months ended July 31, 2021 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 29,657,589, which excludes dilution related to the 2023 Notes and 2024 Notes of 2,321,509 shares. Pro forma diluted net income per share for the six months ended July 31, 2021 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 29,373,533, which excludes dilution related to the 2023 Notes and 2024 Notes of 2,221,022 shares. Pro forma diluted net income per share for the three months ended August 1, 2020 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 25,081,076, which excludes dilution related to the 2020 Notes, 2023 Notes and 2024 Notes of 1,483,630 shares. Pro forma diluted net income per share for the six months ended August 1, 2020 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 24,347,368, which excludes dilution related to the 2020 Notes, 2023 Notes and 2024 Notes of 1,036,362 shares.
[b]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[c]	Adjusted diluted net income per share is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted diluted net income per share as consolidated net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance divided by our pro forma share count. Adjusted diluted net income per share is included in this press release because our senior leadership team believes that adjusted diluted net income per share provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

T-10	SECOND QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT

(Dollars in thousands) (Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JULY 31,	AUGUST 1,	JULY 31,	AUGUST 1,
	2021	2020	2021	2020
Net revenues	$988,859	$709,282	$1,849,651	$1,192,177
Recall accrual [a]	—	406	—	406
Adjusted net revenues [b]	$988,859	$709,688	$1,849,651	$1,192,583
Gross profit	$487,676	$332,419	$894,653	$532,073
Recall accrual [a]	—	4,780	—	4,780
Asset impairments [a]	—	—	—	2,350
Adjusted gross profit [b]	$487,676	$337,199	$894,653	$539,203
Gross margin [c]	49.3%	46.9%	48.4%	44.6%
Adjusted gross margin [c]	49.3%	47.5%	48.4%	45.2%
[a]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[b]	Adjusted net revenues and adjusted gross profit are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define adjusted net revenues as consolidated net revenues, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. We define adjusted gross profit as consolidated gross profit, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net revenues and adjusted gross profit are included in this press release because our senior leadership team believes that adjusted net revenues and adjusted gross profit provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.
[c]	Gross margin is defined as gross profit divided by net revenues. Adjusted gross margin is defined as adjusted gross profit divided by adjusted net revenues.

T-11	SECOND QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO
ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

(Dollars in thousands) (Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JULY 31,	AUGUST 1,	JULY 31,	AUGUST 1,
	2021	2020	2021	2020
Selling, general and administrative expenses	$238,688	$195,851	$457,777	$360,052
Non-cash compensation [a]	(5,864)	—	(11,728)	—
Asset impairments and change in useful lives [a]	(7,354)	(1,339)	(7,354)	(7,460)
Recall accrual [a]	—	—	(500)	—
Reorganization related costs [a]	(449)	(2,884)	(449)	(7,027)
Loss on sale leaseback transaction [a]	—	(9,352)	—	(9,352)
Adjusted selling, general and administrative expenses [b]	$225,021	$182,276	$437,746	$336,213
Net revenues	$988,859	$709,282	$1,849,651	$1,192,177
Adjusted net revenues [c]	$988,859	$709,688	$1,849,651	$1,192,583
Selling, general and administrative expenses margin [c]	24.1%	27.6%	24.7%	30.2%
Adjusted selling, general and administrative expenses margin [c]	22.8%	25.7%	23.7%	28.2%
[a]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[b]	Adjusted selling, general and administrative expenses is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted selling, general and administrative expenses as consolidated selling, general and administrative expenses, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted selling, general and administrative expenses is included in this press release because our senior leadership team believes that adjusted selling, general and administrative expenses provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.
[c]	Selling, general and administrative expenses margin is defined as selling, general and administrative expenses divided by net revenues. Adjusted selling, general and administrative expenses margin is defined as adjusted selling, general and administrative expenses divided by adjusted net revenues.

T-12	SECOND QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF NET INCOME TO OPERATING INCOME
AND ADJUSTED OPERATING INCOME

(Dollars in thousands) (Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JULY 31,	AUGUST 1,	JULY 31,	AUGUST 1,
	2021	2020	2021	2020
Net income	$226,746	$98,423	$357,402	$95,211
Interest expense—net	13,581	19,418	26,889	39,047
Tradename impairment	—	—	—	20,459
Income tax expense	3,009	18,879	44,733	17,456
Share of equity method investments losses	2,486	—	4,581	—
(Gain) loss on extinguishment of debt	3,166	(152)	3,271	(152)
Operating income	248,988	136,568	436,876	172,021
Non-cash compensation [a]	5,864	—	11,728	—
Asset impairments and change in useful lives [a]	7,354	1,339	7,354	9,810
Recall accrual [a]	—	4,780	500	4,780
Reorganization related costs [a]	449	2,884	449	7,027
Loss on sale leaseback transaction [a]	—	9,352	—	9,352
Adjusted operating income [b]	$262,655	$154,923	$456,907	$202,990
Net revenues	$988,859	$709,282	$1,849,651	$1,192,177
Adjusted net revenues [c]	$988,859	$709,688	$1,849,651	$1,192,583
Operating margin [c]	25.2%	19.3%	23.6%	14.4%
Adjusted operating margin [c]	26.6%	21.8%	24.7%	17.0%
[a]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[b]	Adjusted operating income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted operating income as consolidated operating income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted operating income is included in this press release because our senior leadership team believes that adjusted operating income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.
[c]	Operating margin is defined as operating income divided by net revenues. Adjusted operating margin is defined as adjusted operating income divided by adjusted net revenues. We are not able to provide a reconciliation of our adjusted operating margin financial guidance or other non-GAAP financial guidance to the corresponding GAAP measure without unreasonable effort because of the uncertainty and variability of the nature and amount of the non-recurring and other items that are excluded from such non-GAAP financial measures. Such adjustments in future periods are generally expected to be similar to the kinds of charges excluded from such non-GAAP financial measure in prior periods. The exclusion of these charges and costs in future periods could have a significant impact on our non-GAAP financial measures.

T-13	SECOND QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In thousands) (Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JULY 31,	AUGUST 1,	JULY 31,	AUGUST 1,
	2021	2020	2021	2020
Net income	$226,746	$98,423	$357,402	$95,211
Depreciation and amortization	22,670	25,342	46,556	50,212
Interest expense—net	13,581	19,418	26,889	39,047
Income tax expense	3,009	18,879	44,733	17,456
EBITDA [a]	266,006	162,062	475,580	201,926
Non-cash compensation [b]	10,124	6,861	25,431	12,689
Asset impairments [c]	7,354	—	7,354	7,133
Share of equity method investments losses [c]	2,486	—	4,581	—
(Gain) loss on extinguishment of debt [c]	3,166	(152)	3,271	(152)
Capitalized cloud computing amortization [d]	785	—	1,462	—
Recall accrual [c]	—	4,780	500	4,780
Reorganization related costs [c]	449	2,884	449	7,027
Tradename impairment [c]	—	—	—	20,459
Loss on sale leaseback transaction [c]	—	9,352	—	9,352
Adjusted EBITDA [a]	$290,370	$185,787	$518,628	$263,214
Net revenues	$988,859	$709,282	$1,849,651	$1,192,177
Adjusted net revenues [e]	$988,859	$709,688	$1,849,651	$1,192,583
EBITDA margin [e]	26.9%	22.8%	25.7%	16.9%
Adjusted EBITDA margin [e]	29.4%	26.2%	28.0%	22.1%
[a]	EBITDA and Adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define EBITDA as consolidated net income before depreciation and amortization, interest expense—net and income tax expense. Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of non-cash compensation, as well as certain non-recurring and other items that we do not consider representative of our underlying operating performance. EBITDA and Adjusted EBITDA are included in this press release because our senior leadership team believes that these metrics provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions for other companies due to different methods of calculation.
[b]	Represents non-cash compensation related to equity awards granted to employees.
[c]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[d]	Represents amortization associated with capitalized cloud computing costs.
[e]	EBITDA margin is defined as EBITDA divided by net revenues. Adjusted EBITDA margin is defined as adjusted EBITDA divided by adjusted net revenues. Refer to table titled “Reconciliation of Net Revenues to Adjusted Net Revenues and Gross Profit to Adjusted Gross Profit” and the related footnotes for a definition and reconciliation of adjusted net revenues.

T-14	SECOND QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF TRAILING TWELVE MONTHS NET INCOME

TO TRAILING TWELVE MONTHS EBITDA AND

TRAILING TWELVE MONTHS ADJUSTED EBITDA

(Dollars in thousands) (Unaudited)

TRAILING TWELVE MONTHS
JULY 31, 2021
Net income	$534,006
Depreciation and amortization	96,384
Interest expense—net	57,092
Income tax expense	131,875
EBITDA [a]	819,357
Non-cash compensation [b]	158,446
Asset impairments [c]	9,056
Share of equity method investments losses [d]	5,469
Loss on extinguishment of debt [e]	3,271
Recall accrual [f]	3,090
Capitalized cloud computing amortization [g]	1,924
Reorganization related costs [h]	449
Adjusted EBITDA [a]	$1,001,062
[a]	Refer to footnote [a] within table titled “Reconciliation of Net Income to EBITDA and Adjusted EBITDA.”
[b]	Represents non-cash compensation related to equity awards granted to employees, including the non-cash compensation charge related to an option grant made to Mr. Friedman in October 2020.
[c]	Represents asset impairments, including impairment of property and equipment and other lease impairments due to early exit of leased facilities.
[d]	Represents our proportionate share of the losses of our equity method investments.
[e]	Represents the loss on extinguishment of debt for a portion of the 2023 Notes that were early converted at the option of the noteholders.
[f]	Represents adjustments to net revenues, cost of goods sold and inventory charges associated with product recalls, as well as accrual adjustments.
[g]	Represents amortization associated with capitalized cloud computing costs.
[h]	Represents severance costs and related payroll taxes associated with reorganizations.

T-15	SECOND QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CALCULATION OF TOTAL DEBT, TOTAL NET DEBT

AND RATIO OF TOTAL NET DEBT TO TRAILING

TWELVE MONTHS ADJUSTED EBITDA

(Dollars in thousands) (Unaudited)

	JULY 31,	INTEREST
	2021	RATE [a]
Asset based credit facility	$—	1.38%
Equipment promissory notes	26,288	4.56%
Convertible senior notes due 2023 [b]	267,905	0.00%
Convertible senior notes due 2024 [b]	292,437	0.00%
Notes payable for share repurchases	553	3.65%
Total debt	$587,183
Cash and cash equivalents	(291,461)
Total net debt	$295,722
Trailing twelve months adjusted EBITDA [c]	$1,001,062
Ratio of total net debt to trailing twelve months adjusted EBITDA [c]	0.3
[a]	The interest rates for the asset based credit facility, equipment promissory notes and notes payable for share repurchases represent the weighted-average interest rates.
[b]	Amounts exclude discounts upon original issuance and third party offering costs.
[c]	The ratio of total net debt to trailing twelve months adjusted EBITDA is calculated by dividing total net debt by trailing twelve months adjusted EBITDA. Refer to table titled “Reconciliation of Trailing Twelve Months Net Income to Trailing Twelve Months EBITDA and Trailing Twelve Months Adjusted EBITDA” and the related footnotes for definitions of EBITDA and adjusted EBITDA.

T-16	SECOND QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER